Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. Moves Forward

Wednesday March 29, 10:32 am ET

Recognizing Additional 1st Quarter EcaFlo(TM) Equipment Sales in the Food Safety Industry

LITTLE RIVER, S.C.--(BUSINESS WIRE)--March 29, 2006--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM - News) announced today the sale of three (3) additional EcaFlo(TM) devices to a food safety industry equipment supplier, through the Company's wholly-owned operating company, I.E.T., Inc.

I.E.T.'s EcaFlo(TM) equipment is designed and built in the U.S.A., utilizing electro-chemical activation technology to produce environmentally-responsible biocides from a weak saline solution, at neutral pH. Food-borne pathogens have historically been mitigated with traditional chemicals; however EcaFlo(TM) equipment allows food industry customers to use a "natural" agent - anolyte - to effectively control bacteria in food safety applications.

About Integrated Environmental Technologies, Ltd. and its Wholly-Owned Operating Subsidiary, I.E.T., Inc.:

EcaFlo(TM) Division - IEVM is licensed in the United States by Electro-Chemical Technologies, Ltd. This division designs, markets, assembles and sells equipment under the EcaFlo(TM) name brand. EcaFlo(TM) equipment produces reliable, environmentally friendly solutions, through the electro-chemical activation process ("ECA"). Anolyte, an EcaFlo(TM) solution, has been demonstrated to effectively control bacteria, viruses, fungi and other microorganisms without harming the environment.

To learn more about IEVM and I.E.T., Inc.'s EcaFlo(TM) Division, please visit our websites at www.ietusa.net and www.ietltd.net.

Forward-Looking Statements: The statements in this press release regarding the sale of EcaFlo(TM) equipment, future opportunities and any other effect, result or aspect of EcaFlo(TM) equipment and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to, costs and difficulties related to the sale of EcaFlo(TM) equipment, the state of the Company's current operations, results of tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, the company's sources of liquidity, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's EcaFlo(TM) equipment and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements IEVM makes in this news release include market conditions and those set forth in reports or documents IEVM files from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, President and CEO, 843-390-2500

president@ietltd.net